EXHIBIT 99.1

IR INQUIRIES:

Charles Messman

Investor Relations

949-362-5800

IR@smithmicro.com

Smith Micro Acquires Operator Business from

Circle Media Labs Inc.

Acquisition brings together two industry-leading solutions to expand and further strengthen the SafePath® Connected Life Platform for cable, broadband, mobile and fixed line operators, and their customers, while adding two key customers to Smith Micro’s customer base

PITTSBURGH, PA, February 13, 2020 – Smith Micro Software, Inc. (NASDAQ: SMSI) (“Smith Micro” or the “Company”) today announced that it has acquired the operator business of Circle Media Labs Inc. Pursuant to the transaction, Smith Micro has acquired certain assets, including customer contracts and a perpetual source code license to Circle’s robust parental control software. This newly acquired technology will further enhance Smith Micro’s SafePath® Connected Life Platform, providing a comprehensive connected life experience for Family Location and Parental Controls, IoT, and Home under a common experience.

The acquisition expands the Smith Micro portfolio and will enhance the overall capabilities of the SafePath platform, combining two industry-leading solutions. The combined solutions will further bolster SafePath’s digital parenting value proposition in the operator marketplace with applications to optimize parental controls inside and outside of the home.

Smith Micro SoftwarePage 2 of 3

“I am very excited to announce our acquisition of Circle’s operator business. The transaction diversifies our customer base and brings together the best product features of two technology leaders to enhance our Connected Life Platform,” said William W. Smith, Jr., President and CEO of Smith Micro Software. “The transaction is a win for both companies as it will enable Smith Micro to continue our accelerated growth through the mobile operator space, while allowing Circle to focus their strategic efforts on the direct-to-consumer market.”

 “At Circle, we’re constantly looking for ways to help the greatest number of families manage their digital lives at home or away, and one of the ways we’ve accomplished this is by working with broadband providers that customers trust,” said Andrew Olson, CEO of Circle. “We’re pleased to partner with Smith Micro, a respected global software provider, to help more parents seamlessly access the features they need to manage online content.”

Mr. Smith concluded, “We look forward to working closely with Circle in the coming quarters as we integrate key enhancements to our SafePath platform, delivering a world-class family and home safety experience to our customers.”

Pursuant to the terms of the transaction, Smith Micro acquired certain assets, including customer contracts and a perpetual software license for a purchase price of approximately $13.5 million in cash. In addition, with this acquisition, Smith Micro has added two key customers, T-Mobile USA and Sky, to the list of operators it serves. The operator business is expected to report 2019 revenue of $4 million. Further details will be released on Form 8-K as required and during the release of Smith Micro’s fiscal 2019 financial results.

B. Riley FBR, Inc. served as financial advisor, and Buchanan Ingersoll & Rooney PC served as counsel to the Company.

For further information, please visit: SafePath Product Suite

About Smith Micro Software, Inc.

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers and cable MSOs around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. The Smith Micro portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, optimizing retail content display and performing analytics on any product set. For more information, visit www.smithmicro.com.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective owners.

About Circle Media

Circle, with offices in Portland, Oregon and Cypress, California, is committed to its mission to make families’ lives better, online and off. We envision a world where families find balance, set healthy limits, build good habits, and get the best out of their digital experiences.

Circle Media Bureau

press@meetcircle.com

949-438-1088

Forward-Looking Statements

Certain statements in this press release are forward-looking statements regarding future events or results, including statements related to the anticipated benefits to the Company of acquiring the Circle operator business and anticipated enhancements to our SafePath family of products and services, and statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “will” and other similar expressions.  Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Among the important factors that could cause or contribute to such differences are our ability to integrate the acquired business with our existing operations, our ability to integrate the licensed software with our existing products, our ability to continue as a going concern, our ability to raise more funds to meet our capital needs, changes in demand for our products from our customers and their end-users, customer concentration, given that the majority of our sales depend on a few large customer relationships, new and changing technologies, customer acceptance and timing of deployment of those technologies, and our ability to compete effectively with other software and technology companies. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.